EXHIBIT 11

COMPUTATION OF BASIC AND DILUTED

EARNINGS PER SHARE

(UNAUDITED)

	For the Three Months Ended
	June 30, 2014	June 30, 2013
Number of shares on which basic earnings per share is calculated:
Weighted-average shares outstanding during period	999,637,745	1,100,895,416
Add – Incremental shares under stock-based compensation plans	4,102,729	6,812,301
Add – Incremental shares associated with contingently issuable shares	1,407,821	1,721,200
Number of shares on which diluted earnings per share is calculated	1,005,148,295	1,109,428,918

Net income on which basic earnings per share is calculated (millions)	$4,137	$3,226

Net income applicable to contingently issuable shares (millions)	0	(1)

Net income on which diluted earnings per share is calculated (millions)	$4,136	$3,225

Earnings per share of common stock:

Assuming dilution	$4.12	$2.91

Basic	$4.14	$2.93

Stock options to purchase 3,477 shares were outstanding as of June 30, 2014, but were not included in the computation of diluted earnings per share because the options' exercise price during the period was greater than the average market price of the common shares, and, therefore, the effect would have been antidilutive. There were no stock options outstanding as of June 30, 2013 that were considered antidilutive.

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EXHIBIT 11

COMPUTATION OF BASIC AND DILUTED

EARNINGS PER SHARE

(UNAUDITED)

	For the Six Months Ended
	June 30, 2014	June 30, 2013
Number of shares on which basic earnings per share is calculated:
Weighted-average shares outstanding during period	1,017,425,656	1,107,284,900
Add – Incremental shares under stock compensation plans	4,768,022	7,842,407
Add – Incremental shares associated with contingently issuable shares	1,265,544	1,584,738
Number of shares on which diluted earnings per share is calculated	1,023,459,222	1,116,712,046

Net income on which basic earnings per share is calculated (millions)	$6,521	$6,258

Net income applicable to contingently issuable shares (millions)	0	(1)

Net income on which diluted earnings per share is calculated (millions)	$6,521	$6,257

Earnings per share of common stock:

Assuming dilution	$6.37	$5.60

Basic	$6.41	$5.65

Stock options to purchase 11,303 shares (average of first and second quarter share amounts) were outstanding as of
June 30, 2014, but were not included in the computation of diluted earnings per share because the options' exercise price during the second quarter was greater than the average market price of the common shares, and, therefore, the effect would have been antidilutive. There were no stock options outstanding as of June 30, 2013 that were considered antidilutive.

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